UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2006
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)		001-31403 (Commission File Number)	52-2297449 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)			20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
Not Applicable (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc. Form 8-K
Item 7.01	Regulation FD Disclosure.
Exhibit 99, attached hereto, is hereby incorporated by reference.
Item 8.01	Other Events.

          On December 19, 2005, Pepco Holdings, Inc. ("PHI") and its subsidiary, Potomac Electric Power Company's ("Pepco") each filed a Form 8-K disclosing that on December 13, 2005, Pepco agreed to sell an allowed claim (the "Claim") in the Mirant Corporation ("Mirant") bankruptcy in the amount of $105.0 million, plus accrued interest, to Deutsche Bank Securities, Inc. ("Deutsche Bank") for a cash payment of $112.4 million. The Claim arose from a settlement reached between Pepco and Mirant to avoid the rejection by Mirant of Transition Power Agreements between Pepco and Mirant, under which Mirant was obligated to provide power for Pepco's Standard Offer Service ("SOS") obligations during the rate cap periods immediately following deregulation in Maryland and the District of Columbia. The proceeds were received from Deutsche Bank on December 22, 2005.

          The proceeds will be included in the calculations of the amount of profits relating to the provision of SOS in Maryland and the District of Columbia that Pepco is required to share with its customers in the respective jurisdictions. Pepco plans to file its calculations in both jurisdictions in January 2006 and anticipates that the customer sharing process, which will be achieved through the customers' bills, will take place over a 12 month period beginning in March 2006, subject to the approval of the respective Commissions. Based on the sharing formulas in each jurisdiction, Pepco expects that customers will receive approximately $42 million of the $112.4 million of proceeds. The remaining amount of approximately $70 million (approximately $42 million after tax) will be recorded as an operating gain by Pepco in its results for the fourth quarter of 2005.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
The following exhibits are furnished herewith:
	Exhibit No.	Description of Exhibit
	99	Pepco Holdings, Inc. Presentation
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PEPCO HOLDINGS, INC. (Registrant)
Date January 18, 2006			/s/ JOSEPH M. RIGBY Name: Joseph M. Rigby Title: Senior Vice President and Chief Financial Officer